Exhibit 99.1

Earthstone Energy Reports

1st Quarter Results

DENVER, COLORADO, August 12, 2011 / -- EARTHSTONE ENERGY, INC. (NASDAQ: ESTE -) reported net income of $665,000, or $0.39 per diluted share, on revenue of $2,525,000 for the first quarter of fiscal 2012, ended June 30, 2011 (2011).  This compares to net income of $378,000, or $0.22 per diluted share (on a split adjusted basis), on revenue of $1,764,000 for the first quarter of fiscal 2011, ended June 30, 2010 (2010).  Both total revenue and net income increased $762,000 (43%) and $287,000 (76%), respectively, from 2010.  These solid increases were due to both higher BOE sales and higher oil and gas prices in 2011 relative to 2010.  Other factors which contributed to our quarterly results are disclosed in the Company’s most recent Form 10-Q.

“What a great quarter,” commented Ray Singleton, President of Earthstone. “Not only did we see strong increases in revenue and income, we were especially pleased to generate robust growth in EBITDA; increasing 57% over 2010.  With our undeveloped Bakken acreage in the Banks Field leading the way, our capital deployment increased 24% over the same quarter last year.  Since last quarter, our exploration activity has increased dramatically (we have included an update on these efforts below) and, by year end, we expect to double last year’s capital expenditures.  The Company continues to pursue its strategy of drilling non-operated, horizontal Bakken wells along with the acquisition of producing properties in the Montana and North Dakota portions of the Williston Basin. In addition, we are evaluating two non-Bakken opportunities which could positively impact the Company’s reserves and production.  The next few months should be exciting.  With a number of efforts both underway and in the planning process, we eagerly anticipate increasing the Company’s profitability and cash flow in the coming year.”

Singleton further stated, “This year’s annual meeting will be held in Denver on September 22nd.  Our “Notice and Access Materials” have been delivered to all of our shareholders..  We encourage all of our Shareholders to attend our Annual Meeting and enjoy the many attractions our city and mountains have to offer.”

Operations Update

Banks Field, McKenzie County

In the Banks area, three new wells have been placed on production this year; the Berquist 33-28H and the A. Johnson 12-1H, operated by Zenergy, Inc. (Zenergy) and the Gunderson 15-22 1-H, operated by Brigham Exploration Company (Brigham).  All three wells appear to be successful, but remain on confidential status and no official information is available.  Earthstone has an 0.18%, 0.08% and 3.9% working interest in the three wells, respectively.  Zenergy, Inc. is a privately owned company, headquartered in Tulsa, Oklahoma.  Brigham (BEXP) is a publicly-traded company, headquartered in Austin, Texas.

In addition, the Enderud 9-4 1H, Enderud 9-4 2H and Banks State 16-21 1H, operated by Brigham and the Wold 34-27H, operated by Zenergy, have been drilled and are waiting on completion.  Earthstone has a 5.5%, 5.5%, 3.4% and 2.0% working interest in the four wells, respectively.  All four wells are expected to be on production before the end of the calendar year.

Finally, Earthstone has committed to participate in the drilling of four additional wells; the Broderson 30-31 1H, Garman 19-18 1H, Topaz 20-17 #1H and Samson 29-32 #1H; all operated by Brigham.  We have a 4.9%, 2.6%, 2.9% and 5.4% working interest in the four wells, respectively.  All four wells are expected to commence drilling before the end of the calendar year.

Indian Hill Field, McKenzie County

In Indian Hill Field, Earthstone has participated in the drilling of the Montpelier 1-14H.  The well, operated by Continental Resources, Inc. (CLR), Enid, Oklahoma, is currently waiting on completion.  We have a 4.4% working interest in the well, which is expected to be on production before the end of the calendar year.

ABOUT EARTHSTONE ENERGY:

Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with primary operations in the Williston Basin, the Denver-Julesburg Basin, southern Texas and the Gulf Coast area.  Earthstone is currently traded on NASDAQ Capital Markets under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.* * *

THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding assumptions regarding production rates and growth, operating costs, reduction of operation costs, commodity prices, industry outlook, future drilling activities, acquisitions and industry opportunities.  Factors that could cause actual results to differ materially include availability of rigs and services, price volatility of oil and gas, estimated production rates and adjustments to ownership percentages in addition to economic and political events affecting supply and demand for oil and gas, loss of customers for oil and gas production and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2011 and Quarterly Report on Form 10-Q for the three months ended June 30, 2011.  The Company disclaims any obligation to update forward-looking statements.

FINANCIAL & OPERATING HIGHLIGHTS

	Three Months Ended
	June 30,
	2011	2010
Revenue	$2,525,000	$1,763,000
Net income	$665,000	$378,000
Basic net income per share	$0.39	$0.22
Diluted net income per share	$0.39	$0.22

Production
Oil (per barrel)	22,562	23,222
Gas (per mcf)	31,403	23,964

Production expense	$933,000	$632,000

Average sales price
Oil (per barrel)	$96.93	$67.91
Gas (per mcf)	$9.33	$7.76

Average per BOE*
Production expense**	$33.57	$23.22

*Barrel of oil equivalent
**Lease/Workover Expense & Severance Taxes

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